EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Plan Administrator of the
Encana (USA) 401(k) Plan

We consent to the incorporation by reference in Encana Corporation’s Registration Statement (No. 333-188758) on Form S-8 of our report dated June 19, 2014, with respect to the statement of net assets available for benefits of Encana (USA) 401(k) Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule of Schedule H, Part IV, Line 4i – Schedule of Assets (Held at End of Year), which reports appear in the December 31, 2013 annual report on Form 11-K of the Encana (USA) 401(k) Plan.

/s/ EKS&H LLLP

EKS&H LLLP

June 19, 2014
Denver, Colorado